UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2007

Pure Vanilla eXchange, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52023	98-0442839
(Commission File Number)	(IRS Employer Identification No.)

805 Third Avenue, 15th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

 212-972-1600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 11, 2007 we entered into the Private Equity Credit Agreement (“Agreement”) with Brittany Capital Management Limited, a limited liability company organized and existing under the laws of the Bahamas (“Brittany”). Under the Agreement, we may draw up to $10,000,000 from time to time, at our discretion, in exchange for shares of our common stock, subject to conditions further described below.

PUT SHARES. Each draw under the Agreement is structured as a put option, wherein we can require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. For a given put, we must deliver a notice to Brittany indicating the dollar amount we wish to draw down. There is a minimum put amount of $25,000 and the maximum put amount is the lesser of $250,000 or 200% of the weighted average volume for the twenty trading days preceding the date of the put notice. Five trading days after delivery of this notice, Brittany must deliver this amount in two equal installments, one each on the fifth and eleventh trading day following the delivery of the notice. In exchange, we must issue to Brittany, in the case of the first installment, the number of shares of common stock obtained by dividing the amount of the installment by 93% of the average of the three closing bid prices immediately preceding the installment date, and in the case of the second installment, the number of shares obtained by dividing the amount of the installment by 93% of the average of the three lowest closing bid prices during the ten trading day period immediately preceding the installment date. We refer to the shares we sell under the agreement as "put shares." The issuance of put shares to Brittany are to take place from time to time, at our discretion, over the course of a commitment period extending 24 months after the effective date of this registration statement covering the shares we may issue under the Agreement.

BLACKOUT SHARES. If we suspend sales of common stock pursuant to the registration statement covering the resale of the shares we issue under this agreement, we must, within 15 trading days of a sale of common stock to Brittany and our stock price declines during the suspension period, issue that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price). Any obligation to deliver blackout shares arising under the Agreement would be irrevocable, and Brittany would have no discretion regarding whether or not to receive them.

NUMBER OF SHARES ISSUABLE UNDER THE PRIVATE EQUITY CREDIT AGREEMENT. We cannot predict the actual number of shares of common stock that may be issued under the Agreement, in part because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of cash advances we intend to draw.

DILUTION. The issuance and sale of shares under the Agreement will have a significant dilutive impact on our stockholders for the following reasons:

o
As described above, the lower our stock price is, the more shares we would have to issue for a given draw down amount, and the more shares we issue, the greater the extent of dilution to the ownership interest of our current stockholders.

o	Because the shares we may issue under the Agreement are discounted, the issuance of these shares will also have a financially dilutive impact on our current stockholders.
o
The Brittany's sale of material amounts of our common stock into the market may result in significant downward pressure on the price of the common stock as the supply of freely tradable shares increases. Furthermore, this downward pressure may encourage short sales, which could further depress on the price of the common stock.

At the market price of our common stock as of July 11, 2007, it would require approximately 38,461,538, shares to draw down the full $10,000,000 available under the Agreement, and we have only 70,826,542 shares of common stock available for issued and outstanding at this time.

REGISTRATION.  We are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering such amount of shares of the common stock underlying the Agreement permitted in accordance with Rule 415 of the Securities Act of 1933 within 90 days after the effective date of the Agreement or July 11, 2007. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 270 days after the effective date of the Agreement or July 11, 2007. We shall have an ongoing obligation to register additional shares of our common stock as necessary underlying the draw downs.

The discussion in this current report is only a summary and is qualified in its entirety by reference to the Agreement, which is included as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference in this Item.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 above.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, Brittany is an “accredited investor” and/or qualified institutional buyer, Brittany has access to information about the Company and its investment, Brittany will take the securities for investment and not resale, and the Company is taking appropriate measures to restrict the transfer of the securities.

Item 9.01	Exhibits.

(a) Financial Statements of Business Acquired.

N/A

(b) Pro Forma Financial Information.

N/A

(c) Exhibits.

10.1	Private Equity Credit Agreement between Brittany Capital Management, Ltd. and Pure Vanilla Exchange, Inc. dated July 11, 2007.
10.2	Registration Rights Agreement between Brittany Capital Management, Ltd. and Pure Vanilla Exchange, Inc, dated July 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pure Vanilla eXchange, Inc.

Date: July 13, 2007	By:	/s/ Steven Yevoli
Name: Steven Yevoli
Title: Chief Executive Officer